FOR IMMEDIATE RELEASE

CONTACT:
Tracey Riese                                 Broadway Video, Inc.
Golden Books Family Entertainment, Inc.      Sean Cassidy, Dan Klores Assoc.
(212) 583-6710                               (212) 685-4300


    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC. AGREES TO ACQUIRE
 THE FAMILY VIDEO LIBRARY OF BROADWAY VIDEO ENTERTAINMENT, L.P.
                         FOR $91 MILLION

 FORMS NEW DIVISION FOCUSED ON FAMILY-RELATED VIDEO, TELEVISION
                            AND FILM

        ________________________________________________

     NEW YORK, July 30, 1996 -- Golden Books Family Entertainment, Inc. (Nasdaq: GBFE) today announced that it has signed a definitive agreement to acquire all of the family entertainment library assets of Broadway Video Entertainment, L.P. (BVE, L.P.), a subsidiary of Broadway Video, Inc., for $91 million, $81 million in cash and $10 million in Golden Books common stock. The acquisition will form the foundation of a new business unit, Golden Books Entertainment Group. The unit will focus on expanding the Golden Books brand into family-related video, television, film and multimedia, and on exploiting licensing and merchandising.

     The library is comprised of copyrights and licenses to characters, motion picture and television programs, both animation and live action, and includes individual specials and multiple episode series. Among the library titles are such well-known properties as Rudolph the Red-Nosed Reindeer, Frosty the Snowman, Santa Claus Is Coming to Town, Lassie, Felix the Cat, The Lone Ranger and Underdog.

     The acquisition is subject to a number of conditions, including the completion of the offering of preferred securities that was announced separately today. The acquisition is expected to close by the end of October 1996.

     As part of the acquisition, Eric Ellenbogen, the President of the general partner of BVE, L.P., will become President of Golden Books Entertainment Group. In addition, Lorne Michaels, an indirect owner of BVE, L.P., and Mr. Ellenbogen will join the Golden Books Board of Directors.

     Richard E. Snyder, Chairman and Chief Executive Officer of Golden Books Family Entertainment Inc., stated, "This important acquisition is a cornerstone of our strategy to build a leading family entertainment company that provides content through multiple media. BVE's assets include some of the most
recognizable children's properties in the world.   In addition,
Eric Ellenbogen will bring extraordinary expertise in the acquisition, marketing, merchandising and cross-promotion of children's entertainment. When combined with our strong family-focused publishing capabilities, we have an outstanding opportunity to build the value of a broad range of proprietary copyrights and licensed product."

     John Engleman, Chief Executive Officer of Broadway Video said: "This transaction is good for both Broadway Video and Golden Books. It is a strong strategic fit for Golden Books and will enable our company to expand its core business activities."

     Broadway Video Inc., under the direction of Chief Executive Officer John Engelman, will continue to build its production, post production and interactive divisions. In addition, Broadway Video, Inc., which employs 200 people, will continue to pursue the acquisition of related businesses.

     SBC WARBURG, INC., a subsidiary of Swiss Bank Corporation, acted as advisor to Golden Books on the Broadway Video
Entertainment acquisition.

     BROADWAY VIDEO, INC. was founded in 1979 by Lorne Michaels, an eight-time Emmy award winner and the creator and executive producer of Saturday Night Live. The company's three divisions, Broadway Video Entertainment, Broadway Video Facilities headed by Peter Rudoy -- and Broadway Video Interactive are under the direction of John Engelman and COO, Steve Shippee. Headquartered in New York City, Broadway Video has offices in Los Angeles and Toronto.

     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC., the largest publisher of children's books in North America, creates, publishes and markets an extensive range of children's entertainment products, including story and picture books, interactive electronic books and games, as well as coloring books, activity books and other products for children and families. The company's shares are traded on the Nasdaq Stock Market under the symbol: GBFE.

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